Exhibit 99.1

News Contact: Investor Relations: Rainey Mancini (212) 284-3049

767 Fifth Avenue New York, NY 10153	Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES DELIVERS OUTSTANDING

FISCAL YEAR 2018 RESULTS

— Fourth Quarter Reported Net Sales Increased 14%; Up 12% in Constant Currency —

— Full Year Reported Net Sales Rose 16%; Up 13% in Constant Currency —

— Strong Constant Currency Growth Expected to Continue in Fiscal 2019 —

New York, NY, August 20, 2018 - The Estée Lauder Companies Inc. (NYSE: EL) today reported strong financial results for its fourth quarter and fiscal year ended June 30, 2018.  The Company reported fiscal year 2018 diluted net earnings per common share of $2.95 compared with $3.35 reported in the prior year.  Excluding restructuring and other charges and adjustments, adjusted diluted net earnings per common share increased 30% to $4.51, and in constant currency rose 24%.

Fabrizio Freda, President and Chief Executive Officer, said, “Fiscal 2018 was an outstanding year for our Company. We generated higher sales in every region and product category and gained global share. By investing in our hero franchises, fast-growing channels and digital and social media, we delivered double-digit sales and adjusted earnings per share growth. We achieved record net sales in fiscal 2018 and one of our best performances in the last decade.

“Sales climbed in virtually all our brands and we hit milestones along the way. Among the top four brands, our flagship Estée Lauder brand achieved record global sales and grew 22% in constant currency, demonstrating the amazing equity of the brand. La Mer became the fourth brand in our portfolio to contribute well over $1 billion in net sales, and we increased sales at M•A•C and Clinique globally.

“Product innovation and creativity were strong across brands and Leading Beauty Forward provided us the flexibility to invest more in digital advertising behind our initiatives, which is accelerating our sales growth.”

Freda added, “In fiscal 2019, we will continue to create products that appeal to a more diverse and growing middle class around the world and we are confident that we can continue to achieve industry-leading sales and double-digit earnings per share growth. With a successful strategy that focuses on multiple engines of growth across products, geographies, channels and demographics, we expect to once again gain share globally in fiscal 2019.”

For the three months ended June 30, 2018, the Company reported net sales of $3.30 billion, a 14% increase compared with $2.89 billion in the prior-year period.  The Company posted net sales growth in most brands and across-the-board gains in all geographic regions and product categories.  Net sales increased in several developed and emerging markets, reflecting especially strong growth from the travel retail, online and specialty-multi channels.  Excluding the impact of currency translation, net sales increased 12%.

Net earnings for the quarter were $186 million, compared with $229 million last year, and diluted net earnings per common share was $.49, compared with $.61 reported in the prior-year period.  Adjusted diluted net earnings per common share rose 20% to $.61, and 11% in constant currency, for the three months ended June 30, 2018, excluding restructuring and other charges and adjustments, the impact of the new tax law in the United States and the effect of currency translation, as detailed in the table below.

	Three Months Ended June 30, 2018						Three Months Ended June 30
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Change			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2018	2017
Results including restructuring and other charges and adjustments	14	%(1)	12%	(19	%)(1)	(29%)	$.49 (1)	$.61 (1)
Non-GAAP
Restructuring and other charges(2)							.10	.15
Contingent consideration							(.08)	(.11)
Transition tax resulting from the TCJA(3)							.05	—
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date							(.03)	—
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA							.07	—
Intangible asset impairments							—	.06
China deferred tax asset valuation allowance reversal							—	(.20)
Adjusted results	14%		12%	20%		11%	.61	$.51
Impact of currency translation on earnings per share							(.05)
Constant currency earnings per share							$.56

(1) Represents GAAP.

(2) Includes charges associated with Leading Beauty Forward.

(3) Tax Cuts and Jobs Act (“TCJA”).

Amounts may not sum due to rounding.

Net sales and operating income in the Company’s product categories and regions outside the United States were favorably impacted by a weaker U.S. dollar in relation to most currencies.  The Company reported operating income for the three months ended June 30, 2018 of $277 million, a 20% increase from $230 million in the prior year.  Total operating income excluding the favorable impact of currency translation of $13 million and before charges and other adjustments, declined

1%, largely reflecting strategic investments made in digital and social media advertising to support long-term growth in fiscal 2019 and beyond.

Fourth Quarter Results by Product Category

	Three Months Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis
Skin Care	$1,379	$1,072	29%	26%	$292	$186	57%
Makeup	1,358	1,311	4	2	35	151	(77)
Fragrance	403	362	11	9	(19)	(42)	55
Hair Care	151	140	8	6	19	13	46
Other	12	9	33	33	—	—	—
Subtotal	3,303	2,894	14	12	327	308	6
Returns and charges associated with restructuring and other activities	(8)	—			(50)	(78)
Total	$3,295	$2,894	14%	12%	$277	$230	20%

Skin Care

•                  Skin Care net sales increased double-digits in every geographic region.  Growth was particularly strong in Europe, the Middle East & Africa, travel retail, and China. By brand, the Estée Lauder, La Mer and Clinique brands were the largest contributors to growth.

•                  Operating income increased primarily from Estée Lauder and La Mer, reflecting higher net sales in Asia/Pacific and Europe, the Middle East & Africa, with the strongest growth in China and travel retail.

Makeup

•                  Makeup net sales increased.  Strong double-digit growth from Estée Lauder, Tom Ford, Too Faced, BECCA and La Mer were partially offset by declines from M•A•C and Clinique.

•                  Makeup operating income declined primarily due to lower operating results from M•A•C that mainly reflected investments to support its turnaround in North America, stock adjustments in the Middle East, and higher advertising in Asia/Pacific to drive net sales in the fast-growing region.

Fragrance

•                  Higher fragrance net sales reflected growth across all geographic regions.  Jo Malone London, Tom Ford and Le Labo all had strong double-digit gains.

•                  Fragrance operating results improved, reflecting higher net sales from Tom Ford, primarily in North America, as well as the Europe, the Middle East & Africa region, which benefited from strong growth in travel retail.  By Kilian also contributed to the growth.  The category performance also reflected a decline from Estée Lauder fragrances in the United States.

Hair Care

•                  Hair care net sales increased primarily due to the successful launch of new Aveda products.

•                  The increase in hair care operating income reflected the higher net sales.

Fourth Quarter Results by Geographic Region

	Three Months Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis
The Americas	$1,197	$1,173	2%	2%	$(20)	$48	(100+	%)
Europe, the Middle East & Africa	1,398	1,173	19	16	329	247	33
Asia/Pacific	708	548	29	24	18	13	39
Subtotal	3,303	2,894	14	12	327	308	6
Returns and charges associated with restructuring and other activities	(8)	—			(50)	(78)
Total	$3,295	$2,894	14%	12%	$277	$230	20%

The Americas

•                  Net sales in The Americas increased, led by strong growth in Canada and Latin America.  Net sales in the United States increased slightly.

•                 Operating income in The Americas decreased, primarily reflecting lower operating results from M•A•C due to investments in North America to turn around its business.  The Company also strategically increased digital and social media investments across the brand portfolio.  Higher general and administrative expenses, including an increase in employee compensation and investments in information systems, also contributed to the operating income decline.

Europe, the Middle East & Africa

•                  Net sales increased, with double-digit gains in travel retail and in the Balkans and India, partially offset by stock adjustments in the Middle East as well as a decline in the United Kingdom.

•                  Operating income increased, led by strong double-digit growth in operating results in travel retail.  The higher results were partially offset by lower results in the Middle East due to stock adjustments for several brands.

Asia/Pacific

•                  Net sales increased led by strong double-digit growth in China and Hong Kong.

•                  Operating income increased due to higher results in Hong Kong, partially offset by higher advertising expense to build awareness and drive continued sales growth over the next year.

For the fiscal year, the Company achieved net sales of $13.68 billion, a 16% increase compared with $11.82 billion in the prior year.  The Company posted net sales growth in each major product category and each geographic region.  These results reflect, in part, the Company’s strategy to drive growth by targeting its investments to shifts in consumer and market dynamics across product categories, geographic regions, brands and distribution channels.  This strategy positioned the Company well for the resurgence in global prestige skin care growth as well as the strong increase in demand among Chinese consumers.

Net sales increased in several developed and emerging markets, and reflected strong growth from the travel retail, online and specialty-multi channels.  Skin care net sales benefited from increases at Estée Lauder, La Mer, Origins and Clinique.  Makeup net sales growth was driven by increases from Estée Lauder, Tom Ford and M•A•C, as well as both incremental and higher comparable net sales from our fiscal 2017 acquisitions of Too Faced and BECCA.  Fragrance net sales growth reflected increases from Jo Malone London, Tom Ford, Le Labo and By Kilian.  Hair care net sales increased, reflecting growth from Aveda.  Excluding the impact of currency translation, net sales increased 13%.

The Company reported operating income for the fiscal year ended June 30, 2018 of $2.05 billion, a 21% increase from the prior year of $1.69 billion.  Total operating income excluding the favorable impact of currency translation of $103 million and before charges and other adjustments, increased 15%, largely reflecting strong sales growth partially offset by investments made in digital and social media advertising to support long-term growth in fiscal 2019 and beyond.

Net earnings for the year were $1.11 billion, an 11% decline, compared with $1.25 billion last year, and diluted net earnings per common share decreased 12% to $2.95, compared with $3.35 reported in the prior year.  Adjusted diluted net earnings per common share increased 30% to $4.51, and in constant currency rose 24%, for the fiscal year ended June 30, 2018, excluding restructuring and other charges and adjustments, the impact of the new tax law in the United States and the benefit of currency translation as detailed in the table below.  The fiscal year 2018 diluted net earnings per common share also includes the tax benefit of the adoption of a new accounting pronouncement for share-based compensation, which added $.13.

	Year Ended June 30, 2018						Year Ended June 30
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Change			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2018	2017
Results including restructuring and other charges and adjustments	16	%(1)	13%	(12	%)(1)	(18%)	$2.95 (1)	$3.35 (1)
Non-GAAP
Restructuring and other charges(2)							.51	.38
Contingent consideration							(.09)	(.12)
Transition tax resulting from the TCJA							.94	—
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date							.08	—
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA							.12	—
Intangible asset impairments							—	.06
China deferred tax asset valuation allowance reversal							—	(.20)
Adjusted results	16%		13%	30%		24%	4.51	$3.47
Impact of currency translation on earnings per share							(.20)
Constant currency earnings per share							$4.31

(1) Represents GAAP.

(2) Includes charges associated with Leading Beauty Forward.

Amounts may not sum due to rounding.

Cash Flows from Operating Activities

•                  For the twelve months ended June 30, 2018, net cash flows provided by operating activities were $2.57 billion, a strong increase of 43% compared with $1.80 billion in the prior year.

•                  The improvement primarily reflected higher earnings before income taxes and a net increase in cash from certain working capital components.

Outlook for Fiscal 2019 First Quarter and Full Year

Global prestige beauty is continuing to perform exceptionally well and is estimated to grow 5% to 6% during the fiscal year.  The Company expects to grow ahead of the industry.

Last quarter, the Company disclosed it was conducting a review of certain testing related to product advertising claims support.  The review is ongoing and, based on the review to date, the Company does not believe that this matter will be material.

For fiscal 2019, there are two items expected to negatively impact sales growth.  The Company has adopted the new revenue recognition accounting standard using a modified retrospective adoption method, which means fiscal year 2018 is not restated.  As fiscal 2019 is the transition year for this accounting change, the year-over-year growth rate will be reduced as a result of adopting this new standard.  The recent strengthening of the U.S. dollar is also expected to negatively impact growth.

In May 2016, the Company announced its Leading Beauty Forward initiative to build on its strengths and better leverage its cost structure.  The Company previously estimated that Leading Beauty Forward would result in related restructuring and other charges totaling between $600 million and $700 million, before taxes.  After reviewing additional potential initiatives and the progress of previously approved initiatives under Leading Beauty Forward, the Company now expects restructuring and other charges to be between $900 million and $950 million, before taxes.  The Company is also revising its previous estimate of annual net benefits of between $200 million and $300 million, before taxes.  After its full implementation, the Company now expects Leading Beauty Forward to yield annual net benefits of between $350 million and $450 million, before taxes.  These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

The Company is also mindful of risks related to social and political issues, geopolitical tensions, regulatory matters, including the imposition of tariffs, global security issues, currency volatility and economic challenges affecting consumer spending in certain countries and travel corridors.  The Company is also cautious of the decline in retail traffic, primarily related to certain brick-and-mortar stores in the United States and the United Kingdom.

First Quarter Fiscal 2019

Sales Outlook

•                  Reported net sales are forecasted to increase between 5% and 6% versus the prior-year period, including a 2% impact from currency translation and a 2% impact from the adoption of the new revenue recognition accounting standard.  Excluding these items, net sales are expected to grow between 9% and 10%.

Earnings per share Outlook

•                  Reported diluted net earnings per share are projected to be between $1.07 and $1.12.  Excluding restructuring and other charges, diluted net earnings per share are projected to be between $1.18 and $1.22.

•                  On a constant currency basis, before charges associated with restructuring and other activities as well as the impact from the new revenue recognition accounting standard, diluted earnings per share are expected to increase between 7% and 10%.

•                  The Company expects to take charges associated with Leading Beauty Forward of approximately $50 million to $55 million, equal to $.10 to $.11 per diluted common share.

•                  The adoption of the new revenue recognition accounting standard is expected to reduce diluted net earnings per share by approximately $.07, reflecting the cumulative impact of revenue deferrals in the first half of the year that we expect to be recognized in revenue in the second half of the year.

•                  Currency exchange rates are volatile and difficult to predict.  Using the June 30th spot rate, the negative currency impact equates to about $.04 of earnings per share.

Full Year Fiscal 2019

Sales Outlook

•                  Reported net sales are forecasted to increase between 4% and 5% versus the prior-year period, which includes a 2% impact from currency translation and 1% impact from the adoption of the new revenue recognition accounting standard.  Excluding these items, net sales are forecasted to grow between 7% and 8%.  This is on the high-end of the Company’s long-term growth goal of 6% to 8% in constant currency.

Earnings per share Outlook

•                  Reported diluted net earnings per share are projected to be between $4.38 and $4.51.  Excluding restructuring and other charges, diluted net earnings per share are projected to be between $4.62 and $4.71.

•                  On a constant currency basis, before charges and adjustments as well as the impact from the new revenue recognition accounting standard, diluted earnings per share are expected to increase between 9% and 11%.  This is consistent with the Company’s long-term growth goal of double-digit earnings per share growth in constant currency.

•                  The Company expects to take charges associated with previously approved restructuring and other activities relating to Leading Beauty Forward in fiscal 2019 of approximately $100 million to $120 million, equal to $.20 to $.24 per diluted common share.

•                  The adoption of the new revenue recognition accounting standard is expected to reduce diluted net earnings per share by approximately $.10.

•                  For the full fiscal year, the Company expects the global effective tax rate to be approximately 24%, before charges associated with the restructuring and other activities.

•                  Currency exchange rates are volatile and difficult to predict.  Using the June 30th spot rate, the negative currency impact equates to about $.20 of earnings per share.

Reconciliation between GAAP and	Three Months Ending September 30, 2018 (F)						Three Months September 30
non-GAAP	Net Sales Growth			Diluted EPS Change			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2018 (F)		2017
Forecast / actual results including charges	5-6	%(1)	7-8%	(6%)-(2	%)(1)	(3%)-2%	$1.07- $1.12	(1)	$1.14	(1)
Non-GAAP
Restructuring and other charges							.10 -.11		.07
Forecast / actual results excluding charges	5-6%		7-8%	(2%)-1%		1-4%	$1.18 - $1.22		$1.21
Impact from adoption of revenue recognition accounting standard	2%		2%	6%		6%	.07
Forecast results excluding adoption of revenue recognition accounting standard	7-8%		9-10%	3-7%		7-10%	$1.25 - $1.29
Impact of currency translation on earnings per share							.04
Forecasted constant currency earnings per share							$1.29 - $1.33

(1) Represents GAAP.

(F) Represents forecast

Reconciliation between GAAP and	Year Ending June 30, 2019 (F)						Twelve Months June 30
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2019 (F)		2018
Forecast / actual results including charges / adjustments	4-5	%(1)	6-7%	49-53	%(1)	55-60%	$4.38 - $4.51	(1)	$2.95 (1)
Non-GAAP
Restructuring and other charges							.20 -.24		.51
Contingent consideration									(.09)
Transition tax resulting from the TCJA									.94
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date									.08
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA									.12
Forecast / actual results adjusted	4-5%		6-7%	2-4%		7-9%	$4.62 - $4.71		$4.51
Impact from adoption of revenue recognition accounting standard	1%		1%	2%		2%	.10
Forecast results excluding adoption of revenue recognition accounting standard	5-6%		7-8%	5-7%		9-11%	$4.72 - $4.81
Impact of currency translation on earnings per share							.20
Forecasted constant currency earnings per share							$4.92 - $5.01

(1) Represents GAAP.

(F) Represents forecast

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 20, 2018 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 10665254).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2019 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30		Percent	Year Ended June 30		Percent
	2018	2017	Change	2018	2017	Change

Net Sales (A)	$3,295	$2,894	14%	$13,683	$11,824	16%
Cost of sales (A)	697	613		2,844	2,437
Gross Profit	2,598	2,281	14%	10,839	9,387	15%

Gross Margin	78.8%	78.8%		79.2%	79.4%

Operating expenses:
Selling, general and administrative (B)	2,288	1,947		8,556	7,469
Restructuring and other charges (A)	33	73		231	195
Goodwill impairment (C)	—	28		—	28
Impairment of other intangible assets (C)	—	3		—	3
	2,321	2,051	13%	8,787	7,695	14%

Operating Expense Margin	70.4%	70.9%		64.2%	65.1%

Operating Income	277	230	20%	2,052	1,692	21%

Operating Income Margin	8.4%	7.9%		15.0%	14.3%

Interest expense	32	32		128	103
Interest income and investment income, net	16	9		56	28
Earnings before Income Taxes	261	207	26%	1,980	1,617	22%

Provision (benefit) for income taxes (D)	73	(23)		863	361
Net Earnings	188	230	(18%)	1,117	1,256	(11%)

Net earnings attributable to noncontrolling interests	(2)	(1)		(9)	(7)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$186	$229	(19%)	$1,108	$1,249	(11%)

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.51	$.62	(18%)	$3.01	$3.40	(11%)
Diluted	.49	.61	(19%)	2.95	3.35	(12%)

Weighted average common shares outstanding:
Basic	367.2	368.1		368.0	367.1
Diluted	375.8	374.0		375.7	373.0

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During fiscal 2018, including during the fiscal 2018 fourth quarter, the Company continued to approve specific initiatives under Leading Beauty Forward.  The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  The Company previously estimated that Leading Beauty Forward would result in related restructuring and other charges totaling between $600 million and $700 million, before taxes.  After reviewing additional potential initiatives and the progress of previously approved initiatives under Leading Beauty Forward that are being implemented, we have revised our estimates for cost approvals under the program.  Inclusive of approvals from inception through June 30, 2018, we now estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $900 million and $950 million, before taxes.  Once fully implemented, Leading Beauty Forward is now expected to yield annual net benefits of between $350 million and $400 million, before taxes, of which a portion is expected to be reinvested in future growth initiatives.

THE ESTÉE LAUDER COMPANIES INC.

(B) The Company recorded $37 million and $43 million of income within selling, general and administrative expenses for the three and twelve months ended June 30, 2018, respectively, to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions. During the three and twelve months ended June 30, 2017, the Company recorded $58 million and $57 million of income, respectively.

(C) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During fiscal 2018, no impairment charges were recognized as a result of our annual goodwill and other intangible asset impairment testing.  During the fourth quarter of fiscal 2017, the Company recorded goodwill impairment charges related to the Editions de Parfums Frédéric Malle and RODIN olio lusso reporting units of $22 million and $6 million, respectively.  Additionally, during the fourth quarter of fiscal 2017, the Company recognized impairment charges related to the RODIN olio lusso trademark, customer relationship and persona intangible assets of $3 million.

(D) The three and twelve months ended June 30, 2018 reflects the reduction of the U.S. statutory tax rate, as well as provisional amounts for the impact of the TCJA. During the fourth quarter, the Company recorded a net $58 million charge representing adjustments to the provisional TCJA amounts it recorded in the fiscal 2018 second and third quarters.  For the year ended June 30, 2018, the TCJA related impacts totaled $450 million, equal to $1.20 per share. Certain calculations included in these amounts remain provisional and may require adjustments as anticipated guidance is issued and as additional analysis of the provisions of the TCJA is completed. Any such adjustments will be finalized within the allowable one year measurement period.

THE ESTÉE LAUDER COMPANIES INC.

Total returns and charges associated with restructuring activities and other adjustments included in net earnings for the three months and year ended June 30, 2018 and 2017 were:

			Operating Expenses				Diluted
				Other			Earnings
(Unaudited)	Sales	Cost of	Restructuring	Charges/		After	Per
(In millions, except per share data)	Returns	Sales	Charges	Adjustments	Total	Tax	Share

Three Months Ended June 30, 2018
Leading Beauty Forward	$8	$9	$2	$31	$50	$37	$ .10
Contingent consideration	—	—	—	(37)	(37)	(29)	(.08)
Transition tax resulting from the TCJA						19	.05
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						(12)	(.03)
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						28	.07
Total	$8	$9	$2	$(6)	$ 13	$43	$.11

Year Ended June 30, 2018
Leading Beauty Forward	$8	$18	$127	$104	$257	$193	$ .51
Contingent consideration	—	—	—	(43)	(43)	(33)	(.09)
Transition tax resulting from the TCJA						351	.94
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						30	.08
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						46	.12
Total	$8	$18	$127	$61	$214	$587	$1.56

			Operating Expenses				Diluted
				Other			Earnings
(Unaudited)	Sales	Cost of	Restructuring	Charges/		After	Per
(In millions, except per share data)	Returns	Sales	Charges	Adjustments	Total	Tax	Share

Three Months Ended June 30, 2017
Leading Beauty Forward	$—	$5	$52	$21	$78	$55	$.15
Contingent consideration	—	—	—	(58)	(58)	(42)	(.11)
Intangible asset impairments	—	—	—	31	31	23	.06
China deferred tax asset valuation allowance reversal	—	—	—	—	—	(75)	(.20)
Total	$—	$5	$52	$(6)	$51	$(39)	$(.10)

Year Ended June 30, 2017
Leading Beauty Forward	$2	$15	$122	$73	$212	$143	$.38
Contingent consideration	—	—	—	(57)	(57)	(44)	(.12)
Intangible asset impairments	—	—	—	31	31	23	.06
China deferred tax asset valuation allowance reversal	—	—	—	—	—	(75)	(.20)
Total	$2	$15	$122	$47	$186	$47	$.12

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Year Ended June 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis
Results by Geographic Region
The Americas	$5,015	$4,819	4%	4%	$211	$284	(26%)
Europe, the Middle East & Africa	5,634	4,650	21	16	1,523	1,203	27
Asia/Pacific	3,042	2,357	29	25	575	417	38
Subtotal	13,691	11,826	16	13	2,309	1,904	21
Returns and charges associated with restructuring and other activities	(8)	(2)			(257)	(212)
Total	$13,683	$11,824	16%	13%	$2,052	$1,692	21%

Results by Product Category
Skin Care	$5,595	$4,527	24%	21%	$1,511	$1,014	49%
Makeup	5,633	5,054	11	9	549	713	(23)
Fragrance	1,826	1,637	12	8	176	115	53
Hair Care	570	539	6	4	64	51	25
Other	67	69	(3)	(4)	9	11	(18)
Subtotal	13,691	11,826	16	13	2,309	1,904	21
Returns and charges associated with restructuring and other activities	(8)	(2)			(257)	(212)
Total	$13,683	$11,824	16%	13%	$2,052	$1,692	21%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments, the changes in the fair value of contingent consideration, the Transition Tax, the remeasurement of U.S. net deferred tax assets as of the enactment date of the TCJA and the establishment of a net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA, the China deferred tax asset valuation allowance reversal, the fiscal 2019 impact of the new revenue recognition accounting standard and the effects of foreign currency translation.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts

Before and After Returns, Charges and Other Adjustments

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2018					Three Months Ended June 30, 2017
	As Reported	Returns/ Charges/ Adjustments	Adjusted	Impact of currency translation	Constant Currency	As Reported	Returns/ Charges/ Adjustments	Adjusted	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$3,295	$8	$3,303	$(66)	$3,237	$2,894	—	$2,894	14%	12%
Cost of sales	697	(9)	688			613	(5)	608
Gross Profit	2,598	17	2,615			2,281	5	2,286	14%
Gross Margin	78.8%		79.2%			78.8%		79.0%

Operating expenses	2,321	4	2,325			2,051	(46)	2,005	16%
Operating Expense Margin	70.4%		70.4%			70.9%		69.3%

Operating Income	277	13	290			230	51	281	3%
Operating Income Margin	8.4%		8.8%			7.9%		9.7%

Provision (benefit) for income taxes	73	(30)	43			(23)	90	67
Net Earnings Attributable to The Estée Lauder Companies Inc.	186	43	229			229	(39)	190	21%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.49	.11	.61	(.05)	.56	.61	(.10)	.51	20%	11%

	Year Ended June 30, 2018					Year Ended June 30, 2017
	As Reported	Returns/ Charges/ Adjustments	Adjusted	Impact of currency translation	Constant Currency	As Reported	Returns/ Charges/ Adjustments	Adjusted	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$13,683	$8	$13,691	$(325)	$13,366	$11,824	$2	$11,826	16%	13%
Cost of sales	2,844	(18)	2,826			2,437	(15)	2,422
Gross Profit	10,839	26	10,865			9,387	17	9,404	16%
Gross Margin	79.2%		79.4%			79.4%		79.5%

Operating expenses	8,787	(188)	8,599			7,695	(169)	7,526	14%
Operating Expense Margin	64.2%		62.8%			65.1%		63.6%

Operating Income	2,052	214	2,266			1,692	186	1,878	21%
Operating Income Margin	15.0%		16.6%			14.3%		15.9%

Provision (benefit) for income taxes	863	(373)	490			361	139	500
Net Earnings Attributable to The Estée Lauder Companies Inc.	1,108	587	1,695			1,249	47	1,296	31%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.95	1.56	4.51	(.20)	4.31	3.35	.12	3.47	30%	24%

Amounts may not sum due to rounding.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30 2018	June 30 2017
ASSETS
Current Assets
Cash and cash equivalents	$2,181	$1,136
Short-term investments	534	605
Accounts receivable, net	1,487	1,395
Inventory and promotional merchandise, net	1,618	1,479
Prepaid expenses and other current assets	348	349
Total Current Assets	6,168	4,964

Property, Plant and Equipment, net	1,823	1,671
Other Assets	4,576	4,933
Total Assets	$12,567	$11,568

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$183	$189
Accounts payable	1,182	835
Other accrued liabilities	1,945	1,799
Total Current Liabilities	3,310	2,823

Noncurrent Liabilities
Long-term debt	3,361	3,383
Other noncurrent liabilities	1,186	960
Total Noncurrent Liabilities	4,547	4,343

Total Equity	4,710	4,402
Total Liabilities and Equity	$12,567	$11,568

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended June 30
	2018	2017
Cash Flows from Operating Activities
Net earnings	$1,117	$1,256
Depreciation and amortization	531	464
Deferred income taxes	175	(118)
Other items	175	177
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(105)	(92)
Increase in inventory and promotional merchandise, net	(147)	(85)
Decrease (increase) in other assets, net	12	(80)
Increase in accounts payable and other liabilities	815	278
Net cash flows provided by operating activities	$2,573	$1,800

Capital expenditures	$629	$504
Acquisition of businesses	11	1,681
Proceeds (purchase) of investments, net	(271)	41
Payments to acquire treasury stock	759	413
Dividends paid	546	486
Proceeds from issuance of long-term debt, net	—	1,498

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